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
EXHIBIT 10.8 EMPLOYMENT AGREEMENT OF RODNEY W. LIGHTHIPE

WHEREAS, Employer is a corporation, duly organized under the laws of the state of Colorado and doing business in the state of California; and

WHEREAS, Consultant/Employee has expertise in Employer's business which is engaged in the business of high technology and light manufacturer; and

WHEREAS, Employer desires to employ Consultant/Employee, and Consultant/Employee desires to accept employment with Employer upon the terms and conditions herein set forth; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and intending to be legally bound hereby, the parties mutually agree as follows:

1. Employment and Term Employer hereby employs Consultant/Employee and Consultant/Employee hereby accepts employment from Employer to perform the duties set forth below, for an initial term of Six (6) months. Consultant/Employee shall act as a Consultant for a period of three (3) months as Acting President of the Company and an salaried employee the second three
(3) month period. The parties in good faith hereunder shall then renegotiate thereafter Consultant/Employee's employment.

2. Duties. Consultant/Employee shall be paid during the first three (3) as a Consultant and thereafter as a salaried employee of Conectisys, holding the title of Acting President, performing the duties of such offices for Employer.

3. Compensation. During the initial term of this Agreement, Consultant/Employee shall receive as compensation for his services, an annual base salary of One hundred twenty thousand dDollars ($120,000.00). Base salary shall be paid at the rate of ten thousand dollars ($10,000.00) per month. $5000.00 shall be paid in cash and $5000.00 shall be paid in restricted common stock under rule 144 of the exchange act payable at a rate equal to fifty percent (50%) of the average market closing price for last five trading days of each quarter.

Options to purchase common stock of Conectisys Corporation shall be made available to Consultant/Employee provided this Employment Agreement is in full force and effect as follows:

Option to purchase up to 100,000 shares of Conectisys Corporation restricted stock under rule 144, at a cost of $.38 per shares which is approximately fifty (50%) of the average closing price of the market at time of the execution of the Agreement; this option shall remain open for six months (6). Upon successful completion of milestones one (1) through four (4) listed below said option shall automatically be extended to one (1) year.


4. Benefits.

Hire-on Bonus. Consultant/Employee shall receive one hundred thousand (100,000) shares Conectisys Corporation restricted stock under rule 144 upon execution of this agreement.

Milestone Bonuses

1. Form an alliance, joint venture or contractual relationship with original equipment manufacturer ("OEM") of electric meters for the HNet System.

2.    Establish a pilot program with a utility company for the HNet System.

3.    Deploy or contract to deploy 50,000 HNet units in the field.

4. Secure a minimum of one million ($1,000,000) dollars of institutional funding to the Company which shall include funding through a joint development agreement with a utility company or OEM.

Consultant/Employee shall receive 100,000 shares of restricted common stock for each milestone achieved.

Project Bonus

Consultant/Employee shall receive a further stock bonus of 250,000 shares of restricted common stock upon completion of milestones one (1) through four (4) above upon the condition that such milestone accomplishments of the Company are so reflected in the Company's stock reaching $5.00 or above for period of 120 days.

5. Reimbursement for expenses. Employer shall reimburse Consultant/Employee for all ordinary and reasonable expenses incurred by Consultant/Employee in connection with the business of Employer. Reimbursement shall be made to Consultant/Employee by Employer no later than within ten (10) business days following Consultant/Employee's submittal to Employer of a reasonable itemization and documentation of such expenses incurred by Consultant/Employee within the prior approval procedures established by the employer through Conectisys.

6. Employer's Documents. Consultant/Employee shall upon termination of employment with Employer, for any reason whatsoever, deliver to Employer any and all records, forms, manuals, notebooks, instructional materials, contracts, lists of names or other customer data and any other documents, computer software or the like which have come into Consultant/Employee's possession by reason of employment with Employer or which Consultant/Employee holds for Employer, irrespective of whether or not any of said items were prepared by Consultant/Employee. Consultant/Employee shall not retain memoranda or copies of any said items; nor shall Consultant/Employee disclose such records forms, contracts lists or names or other customer data or trade secrets to any other person, firm or entity, either before or after termination of employment with Employer.

7. Disclosure of Information. Consultant/Employee recognizes and acknowledges that Employer's documents, techniques, procedures and processes as they exist from time to time, are valuable, special and unique assets of Employers business. Consultant/Employee, will not, during the term of employment or after the termination thereof, carry away, utilize or disclose any of the technique, procedures, processes or any of the information contained in said Consultant/Employees documents or computer data or any part thereof to any person, firm, corporation, association or other entity for any reason for purpose whatsoever. In the event of a breach or threatened breach by Consultant/Employee of the provisions of this paragraph, Employer shall be entitled to injunction restraining Consultant/Employee from disclosing or utilizing, in whole or in part, any of the above information. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages. Consultant/Employee shall disclose to employer all outside consulting services performed by Consultant/Employee. Disclosure in the prior sentence only is defined as: the firm or individual whom the services are being performed for and the general scope of work being performed. The employer's Board of Directors shall determine at such time if a conflict of interest occurs.

8. Termination of Employment. Employer may not terminate Consultant/Employee's employment hereunder during the initial period, except for cause, as defined herein. Thereafter, either party hereto may terminate this Agreement without cause upon thirty (30) days written notice to the other party.

a. Termination for Cause - By Employer. Employer may terminate this Agreement for cause, which shall be defined as:

i. In the event that Consultant/Employee refuses to carry out the reasonable and lawful directions of Employer or Consultant/Employee shall defraud Employer, embezzle funds of Employer, engage in willful misconduct, proven fraud or dishonesty in the performance of Consultant/Employee's duties hereunder;

ii. In the event that Consultant/Employee breaches any of the covenants contained in this Agreement and such breach has not been cured to the reasonable satisfaction of Employer; or

iii. In the event that Consultant/Employee is materially incapacitated from performing Consultant/Employee's duties hereunder by reason of illness or other disability, but only in the event that such incapacity or disability continues for a continuous period of at least ninety (90) days.

iv. Consultant/Employee's failure to follow Employer's the rules and regulations regarding non-disclosure and disclosure of Employer's trade secrets.

b. Termination for Cause-By Consultant/Employee. Consultant/Employee may terminate this Agreement for cause, which shall be defined as being in the event that Employer breaches any of the covenants contained in this Agreement and such breach has not been cured to the reasonable satisfaction of Consultant/Employee.

c. Termination on Death of Consultant/Employee. This Agreement shall terminate upon the death of Consultant/Employee.

d. Severance Pay. In the event of the termination for cause of Consultant/Employee as provided in this Agreement, Consultant/Employee shall not receive any severance or termination pay, except for salary, bonuses and benefits accrued or earned, but unpaid as of the date of Consultant/Employee's termination. In the event of termination by employer for any other reason as provided herein, Consultant/Employee shall receive, at the time of termination, a lump sum severance payment, in addition to salary, bonuses and benefits accrued or earned, but unpaid as of the date of Consultant/Employee's termination, in an amount equal to Consultant/Employee's salary and benefits payable by cash or stock under the terms hereof for a period of ten days (10) days. All stock options are vested and are irrevocable at the start of this agreement. In the event that termination for cause pursuant to Section 8(a)(i) occurs then all stock options are automatically revoked upon discovery.

9. Notice. All demands, notices and other communications to be given hereunder shall be in writing and shall be deemed received when personally delivered or sent by e-mail with return receipt of acceptance, or registered or certified United States mail, return receipt requested, postage prepaid, and addressed as follows:


Consultant/Employee:    Rodney W. Lighthipe

Employer:               Conectisys Corporation
                        24301 Magic Mountain Parkway
                        Suite #41
                        Valencia, CA 91355
                        e-mail: conectisys@conectisys.net

or at such other address the parties may from time to time designate by written notice hereunder.

      10. Waiver. Consultant/Employee shall not construe waiver by Employer of a breach of any provision of this Agreement by Consultant/Employee as a waiver of any subsequent breach . Employer shall not construe waiver by Consultant/Employee of a breach of any provision of this Agreement by Employer as a waiver of any subsequent breach.

      11. Assignment. All rights and obligations under this Agreement shall be personal to Consultant/Employee and shall not be assignable by Consultant/Employee. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns.

      12. Confidentiality of this Agreement. Employer and Consultant/Employee agree to keep and maintain the terms and provisions of this agreement absolutely confidential and shall not disclose its terms to any person or entity.

      13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of California.

      14. Heading's. Any headings preceding the text of the paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

      15. Saving Clause. If any provision or clause of his Agreement, or application thereof to any person or circumstances is held invalid or unlawful, such invalidity or unlawfulness shall not effect any other provision or cause of this Agreement or application thereof which can be given effect without the invalid or unlawful provision, clause or application.

      16. Entire Agreement. This Agreement contains the entire understanding between the parties hereto. There have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter herein no changes, modifications or alterations of any of the terms and provisions, contained in this Agreement, shall be effective unless changed, modified, or altered in writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Consultant/Employee:                ___________________________________
                                    Rodney W. Lighthipe



Employer:                           ___________________________________
                                    Robert A. Spigno
                                    CEO
                                    Conectisys Corp.